Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
(949) 595-7200	Zack Kubow (646) 536-7020
www.endologix.com

Endologix Completes Acquisition of Nellix

Closes $15 Million Private Placement Offering of Common Stock

IRVINE, Calif. (December 13, 2010) – Endologix, Inc. (NASDAQ: ELGX), developer of minimally invasive treatments for aortic disorders, announced today that it has completed the acquisition of Nellix, Inc. Nellix has developed a revolutionary new device for the treatment of Abdominal Aortic Aneurysms (AAAs) that is expected to address the limitations of existing endovascular aneurysm repair (EVAR) devices and expand the global AAA market. Endologix announced its agreement to acquire Nellix on October 27, 2010.

John McDermott, Endologix President and Chief Executive Officer, said, “The talented team at Nellix has developed a unique technology that has the potential to become the new standard of care for abdominal aneurysm repair. We believe that this acquisition combined with our existing and other new products in development give Endologix the most innovative pipeline of aortic endovascular devices in the industry. We look forward to expanding the EVAR market and providing physicians with more treatment options for their patients.”

In conjunction with the acquisition of Nellix, Endologix completed the previously announced private placement offering of common stock to Essex Woodlands Health Ventures which resulted in net proceeds to Endologix of $15.0 million. Endologix intends to use the proceeds from the private placement to integrate the Nellix technology, to conduct clinical studies, to begin establishing a direct sales force in Europe, to provide working capital and for general corporate purposes.

The private placement was made only to an accredited investor in accordance with Section 4(2) under the Securities Act of 1933 and the rules and regulations promulgated thereunder. The securities sold in the private placement have not been registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. In connection with the private placement, Endologix has agreed to file a registration statement to register for resale the common stock issued in the private placement. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the securities issued in the private placement.

In connection with the acquisition of Nellix, Endologix anticipates that it will issue an aggregate of 540,400 restricted stock awards to certain employees and advisors of the surviving corporation, which will vest in accordance with the respective restricted stock award agreements.

About Endologix, Inc.

Endologix develops and manufactures minimally invasive treatments for aortic disorders. Endologix’s flagship product is the Powerlink® System, which is an endovascular stent graft for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it a leading cause of death in the U.S. Additional information can be found on Endologix’s Web site at www.endologix.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, statements relating to the potential benefits of Endologix’s acquisition of Nellix, including expected operating synergies, the strength of Nellix’s technology and the potential for long-term growth and expanded market share. Endologix intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. These statements are based on the current estimates and assumptions of Endologix’s management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances and other factors that may cause actual results to differ materially from the forward-looking statements made in this press release. Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, Endologix’s ability to successfully integrate Nellix’s technology with its current and future product offerings, the scope of potential use of Nellix’s technology, the ability to obtain and maintain required U.S. Food and Drug Administration and other regulatory approvals of Nellix’s technology, the scope and validity of intellectual property rights applicable to Nellix’s technology, the ability to build a direct sales and marketing organization in Europe, competition from other companies, Endologix’s ability to successfully market and sell its products, plans for developing new products and entering new markets and additional factors that may affect future results which are detailed in Endologix’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2010, and in Endologix’s other periodic reports filed with the Securities and Exchange Commission. Endologix undertakes no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.